Exhibit 99.1
State of the Fund
June 2008
Dear Investors:
Our core philosophy at IMH is worth repeating:
Rule 1:     Don’t lose the money.
Rule 2:     Don’t lose the money.
Rule 3:     Don’t forget Rule 1 and Rule 2.
We at IMH adhere carefully to these principles. Our results underscore this commitment.
I. Financial Highlights — First Quarter 2008
As we review the Fund’s first quarter results and approach the end of the second quarter, we find our Fund and portfolio to be well positioned.
•	As reported on Form 10-Q, for the three months ended March 31, 2008, the Fund had approximately $650 million under management, of which $129 million was in cash.

•	We accepted $82 million of member investment capital in the first quarter, consisting of $52 million from new investors and $30 million from existing Fund members. We anticipate accepting $375 million of investment capital in 2008. Our average investor account is $163,000, from nearly 4,000 investors in forty-eight states.

•	We received $54 million in loan pay-offs and principal reductions in the first quarter, which included over $2.5 million of default interest, penalties and gains. We paid $31 million in redemptions in the first quarter, which is consistent with management’s expectations.

•	Our exposure to 2005 and 2006 “vintage” loans, when real estate values were at their peak, has been reduced to 5% and 17% of assets, respectively. Nearly 75% of our assets are loans underwritten in the last 15 months or cash. Our average loan amount is $8.6 million in a portfolio diversified across seven states.

State of the Fund
June, 2008
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II. Loan Payoffs and Reductions — First Quarter 2008
In the first quarter, the Fund received additional liquidity from the payoff of loans, principal reductions, default interest and penalties.
Loans Paid in Full

Note:	Principal	Other Amounts (#)	Total	Month(s) Paid
NT71	$8,907,000	1,493,000	$10,400,000	January-08
NT210	$4,388,000	—	$4,388,000	January-08
NT201	$31,325,000	326,248	$31,651,248	February-08
NT145	$4,072,000	—	$4,072,000	March-08

	$48,692,000	1,819,248	$50,511,248

Principal Reductions

Note:	Principal	Other Amounts (#)	Total	Month(s) Paid
NT106	$75,000	$—	$75,000	January-08
NT106	$75,000	$—	$75,000	February-08
NT106	$75,000	$—	$75,000	March-08
NT108	$75,000	$—	$75,000	January-08
NT108	$75,000	$—	$75,000	February-08
NT108	$75,000	$—	$75,000	March-08
NT117	$84,000	$—	$84,000	February-08
NT117	$24,000	$—	$24,000	March-08
NT132	$850,000	$676,842	$1,526,842	January-08
NT132	$250,000	$—	$250,000	February-08
NT132	$500,000	$—	$500,000	March-08
NT141	$65,000	$—	$65,000	February-08
NT141	$88,000	$—	$88,000	March-08
NT175	$293,000		$293,000	January-08
NT186	$192,000	$—	$192,000	February-08
NT211	$375,000	$—	$375,000	January-08

	$3,171,000	$676,842	$3,847,842

	$51,863,000	$2,496,090	$54,359,090

Grand Total (Rounded)			$54 million

#	- Includes default interest, penalties and other. 75% to Fund and 25% to IMH
Loan pay-offs have historically come from a multitude of sources. Prior to 2007, there was an abundance of undisciplined lenders nationwide. As a result, the Fund often benefited by receiving pay-offs from such sources. These once exuberant lenders are now paralyzed by their record losses. After their losses are fully absorbed, we anticipate their re-entry into the marketplace within the next 18 months.

State of the Fund
June, 2008

We see 2008 and 2009 as the years of the opportunistic investor – both foreign and domestic. The weakness of the American dollar, combined with the decline in real estate values, has lead to a surge of foreign investor capital to the US market. The Fund recently benefited from two such foreign investors.
•	Laughlin Ranch (note identified above as NT71) — an $8.9 million loan funded in 2005. This loan was secured by real estate within a master planned community in Bullhead City, Arizona. The borrower filed for bankruptcy protection prior to the foreclosure sale date. The underlying collateral was purchased by a Dutch entity for $10.4 million. This sale resulted in excess proceeds to the Fund of $1.5 million. Less expenses, this gain was distributed to our Fund investors.

•	Beverly Hills (note identified above as NT201) — a $31 million loan funded in 2007. This loan was secured by a fully entitled, mixed-use site in downtown Beverly Hills. IMH received an unsolicited offer from a European lender to purchase our loan at a premium. This loan sale resulted in a distributable gain for Fund investors.
III.	Disciplines of Success — Anyone can loan money, the talent is in getting it back.

A) Underwriting Practices
It has been our observation that experienced developers do not buy properties based on an appraisal. By contrast, traditional lenders frequently loan too much by relying on the appraisal. The lender doesn’t know their peril until it’s too late. Look no further than the loan write-downs making national headlines in the past 12 months.
We at IMH place minimal reliance on appraisals. While all of our loans require appraisals, the cornerstone of our underwriting has been and will continue to be residual analysis. This means that each loan request is evaluated as if we are the buyer and the developer. Our analysis is predicated on the sale of the property considering realistic market value and replacement cost. After estimated costs have been identified and the property sold, we must believe that the developer will achieve a minimum net return of 18% to 20%. This disciplined analysis further mitigates the likelihood of loaning too much money in relation to the project’s value. This essential step in our underwriting process has allowed us to remain well-positioned in a volatile market.

State of the Fund
June, 2008

B) Defaults
As of March 31, 2008 the Fund had 20% or $130 million of its assets in default. The majority of our defaults can be attributed to loans not paying off at maturity.
Since the Fund’s inception, we have purposely made short-term loans that allow us to regularly re-evaluate property values and the borrower’s financial condition.
A portfolio can be default-free by arbitrarily extending loans and adding fees and interest to the balance. Unfortunately, this frequently leads to loss of principal. Had IMH chosen to extend loans in this manner, we would not have realized gains on defaulted loans.
We may decide to extend a loan if the terms improve our position. If not, we will require the loan to be paid in full. In the absence of payment in full, we will begin enforcement.
C) Enforcement
Believing that speed mitigates risk, IMH initiates early and aggressive enforcement, with few exceptions, on defaulted loans.
This process starts with legal notice to the borrower of the pending foreclosure. A full pay down, partial pay down and/or additional collateral may result in the cancellation of the foreclosure.
In the absence of a resolution, a borrower may declare bankruptcy or transfer the property ownership to the Fund. In either circumstance, we have loaned on the basis of residual analysis, which provides for an abundance of equity. If a bankruptcy or transfer of ownership occurs we anticipate the full recovery of principal, interest, expenses, and often an additional gain.
D) Real Estate Owned (“REO”)
When the Fund takes ownership of a property, we now control a valuable and saleable asset. We can determine and act upon a course of action that will maximize recovery. Unlike a bank, we are not forced to liquidate and wholesale assets to satisfy capital requirements of a highly leveraged balance sheet.

State of the Fund
June, 2008
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In the first quarter of 2008, the Fund took possession of four properties with a carrying value of $22 million. We firmly believe that each property is owned at less than its realizable value.
E) Asset Management – IMH’s Newest Department
Real estate issues and opportunities are best realized and resolved by real estate experts. IMH recognizes that the individuals best qualified to facilitate a successful resolution on loan defaults are experienced real estate professionals.
In 2007, we assembled a talented and highly experienced team. Their exclusive focus is the profitable resolution of defaulted loans. The Asset Management department reports directly to me. Throughout my career, I have successfully completed defaulted subdivisions and commercial projects with significant profits.
The Asset Management department consists of 5 team members who have direct and comprehensive real estate development experience. Their past positions include; a division president, a division controller and a project analyst for national public home builders, each of whom have no less than 20 years experience. Additionally, we have both the former chief financial officer of an Arizona based production homebuilder and a skilled underwriting analyst. Further, complementing this department is our in-house legal counsel who for the past 35 years has focused on complex real estate transactions. These professionals have gained vast experience that comes only from navigating through multiple real estate cycles.
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We at IMH believe that the Fund is currently well-positioned in a market of opportunity. Most of our competitors have been forced to exit the market. Many traditional lenders are unable or unwilling to deploy funds as they did in years prior. Even though opportunities abound, we have never forgotten that our value to you is not in the loans we make, but rather the loans we don’t make.
IMH’s long term commitment is evidenced by our 62 employees, 34 of whom have been added in the past 18 months. This continued investment in our staff and infrastructure necessitated larger office space. We recently secured a nine-year lease with excellent terms as a result of

State of the Fund
June, 2008
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current market conditions. Our scheduled move-in date is September 2008. This facility will accommodate our growth plans for the next decade.
Our objective is clear — Rule 1: Don’t lose the money; Rule 2: Don’t lose the money; Rule 3: Don’t forget Rule 1 and Rule 2.
My Very Best,
Shane Albers,
Chairman and CEO

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future obligations, future loan performance, business trends and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “assert”, “on pace”, “find”, “projects,” “plans,” “see”, “intends,” “believes,” “forecasts,” “assumes,” “may,” “should,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, the matters discussed above and in the reports we file with the Securities and Exchange Commission, including those under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are based upon our current expectations, beliefs, projections and assumptions. Our expectations, beliefs, projections and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that our results of operations will meet the expectations set forth in our forward-looking statements. For a detailed description of cautionary factors that may affect our future results, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007. Further, the forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IMH Secured Loan Fund, LLC
Fund Return on Investment vs. Stock Market Composite Indexes
$100,000 investment in August 2003 would have grown to $164,400 at May 31, 2008
The above data is intended to be used for informational purposes only. Past performance is not necessarily indicative of future results. Units in IMH Secured Loan Fund, LLC (“Fund”) are offered solely by the confidential private placement memorandum dated March 28, 2008, as amended and supplemented from time to time by filings made by the Fund with the U.S. Securities and Exchange Commission (the “Memorandum”). Any investment in the Fund is subject to several risks, which are described in the Memorandum. Information contained in this table must only be utilized in conjunction with the Memorandum and the Memorandum shall control in the event of a conflict between the information therein and this table. An investor must be able to bear the economic risk of an investment of units in the Fund and be able to afford a complete loss of capital invested.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the units in the Fund or passed on the adequacy or accuracy of the Memorandum. Only accredited investors may invest in the Fund. This offering may not be available in all states. Consult with your tax advisor prior to investing in the Fund.

IMH Secured Loan Fund, LLC
Historical Performance Summary
(all information as of 5/31/08)

	Income	Reinvestment
	Yield *	Yield **
2008 - Year to Date	10.33%	10.51%	(1)

Trailing 12-Month Period	10.60%	11.20%	(2)

Trailing 3-Year Period	11.09%	11.66%	(3)

Since Inception (September 2003)	10.41%	10.82%	(4)

*	Figures represent average annual yield from distributions to investors during selected periods, assuming investor elected to receive all monthly Fund distributions by check or ACH.

**	Figures represent average annual yield from distributions to investors during selected periods, assuming investor elected to reinvest all monthly Fund distributions to purchase additional Fund units.

All yield calculations are based on a 365 day year.

(1)	Compounded Annualized Yield, YTD (May 2008)

(2)	Compounded Annual Average “Annualized Yield” for Trailing 12 Months (June 2007 — May 2008)

(3)	Average Compounded Annual Average “Annualized Yield” for Trailing 36 Months (June 2005 — May 2008)

(4)	Average Compounded Annual Average “Annualized Yield” since inception (September 2003 — May 2008)
The above data is intended to be used for informational purposes only. Past performance is not necessarily indicative of future results. Units in IMH Secured Loan Fund, LLC (“Fund”) are offered solely by the confidential private placement memorandum dated March 28, 2008, as amended and supplemented from time to time by filings made by the Fund with the U.S. Securities and Exchange Commission (the “Memorandum”). Any investment in the Fund is subject to several risks, which are described in the Memorandum. Information contained in this table must only be utilized in conjunction with the Memorandum and the Memorandum shall control in the event of a conflict between the information therein and this table. An investor must be able to bear the economic risk of an investment of units in the Fund and be able to afford a complete loss of capital invested.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the units in the Fund or passed on the adequacy or accuracy of the Memorandum. Only accredited investors may invest in the Fund. This offering may not be available in all states. Consult with your tax advisor prior to investing in the Fund.